Exhibit 16.1

November 9, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Technovative Group, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Technovative Group, Inc. dated November 9, 2018. We agree with the statements concerning our firm contained therein.

Very truly yours.

Centurion ZD CPA Ltd.

Hong Kong

Attachment- Form 8-K